                                 VIDEO RECORDING RIGHTS
                                    LICENSE AGREEMENT

AGREEMENT dated as of February 16, 1995, between NBC SPORTS, a division of National Broadcasting Company, Inc., 30 Rockefeller Plaza, New York, NY 10112 ("NBC") and On Ice Productions, Inc., 517 North Robertson Boulevard, Suite 200, Los Angeles, CA 90048 ("On Ice") (collectively, NBC and On Ice shall be referred to as "Grantor" herein) and The CBS/FOX Company, 1330 Avenue of the Americas, New York, N.Y. 10019 ("CBS/FOX").

1. PROGRAM: The home video program entitled:

                             "THE NUTCRACKER ON ICE"

more fully described on Schedule "A" annexed hereto. Grantor represents that the Program is in color and was produced pursuant to first class technical standards. The Program is one hundred seven (107) minutes in length and shall include the complete performance broadcast nationally in the United States on the NBC Television Network on December 29, 1994 (the "Broadcast") plus an additional twenty (20) minutes of ice skating footage not shown on the Broadcast and an additional eight (8) minutes of "behind the scenes" footage not shown on the Broadcast. Notwithstanding the foregoing, CBS/FOX acknowledges and agrees that the Program licensed hereunder shall feature Vladimir Petrenko in the role of the Cavalier Prince, rather than Brian Boitano. CBS/FOX and Grantor will have mutual rights of approval over the final content of the Program, including, without limitation, with respect to concept, treatment, rough cut, and final cut of the Program. CBS/FOX hereby acknowledges that it has approved the final content of the Program and each of the foregoing elements.

2. DEFINITIONS: For purposes of this Agreement, the following terms shall have the corresponding definitions:

    (a) "Advance": Shall mean a non-returnable amount recoupable by CBS/FOX from royalties to be paid to Grantor pursuant to this Agreement and to the Schedules hereof.

    (b) "Availability Date": On a country-by-country basis, the date upon which the following events have occurred: (i) Delivery, as defined below; and (ii) the Program is available for Home Video Distribution by CBS/FOX in the applicable country of the Territory.

    (c) "Date of Initial Home Video Release": On a country-by-country basis, the date that CBS/FOX releases the Program on Video Recordings in commercial quantities in the Territory.

    (d) Deleted Intentionally

    (e) "Delivery": The date upon which all the following events have occurred:

        (i) Grantor has completed physical delivery of all the Delivery Materials required hereunder including an executed copy of this Agreement;

        (ii) CBS/FOX has accepted delivery of all Delivery Materials.


    (f) "Direct Mail Distribution": Distribution of Licensed Video Recordings directly to consumers through any direct mail or mail order distribution method, including club distribution and television and/or radio broadcast mail order or telephone order distribution.

    (g) "Home Video Distribution": The wholesale and retail distribution of Licensed Video Recordings for Home Video Use.

    (h) "Home Video Use": The non-public exhibition of a Video Recording in a private home or residence only, without an admission fee or viewing charge of any kind or nature being charged to those viewing the Program, other than the purchase price or rental fee paid by the consumer for the Video Recording. Home Video Use shall further include the non-public exhibition of a Video Recording by a patron of a hotel, motel or resort using an individual video recording playback apparatus in that patron's lodging or room.

    (i) "Including": Examples used after the word including are illustrative only and shall not limit the generality of the words preceding the word including.

    (j) "Licensed Video Recording": Shall mean Video Recordings of the Program that are manufactured or distributed hereunder, or otherwise subject to the terms of this Agreement.

    (k) "Licensee, Sublicensee, Subgrantee" (collectively "Licensees"): Shall mean any Person, whether or not affiliated with CBS/FOX, to whom CBS/FOX licenses or grants the Home Video Distribution rights to the Program.

    (1) "Non-Standard Television Exhibition": Any and all forms of television transmission, distribution, projection and display, other than Standard Television Exhibition, whether now existing or hereafter devised, including satellite-to-home, direct broadcast satellite, microwave transmission, cable, broadcast, wire, fiber-optic, multi-point distribution service, master antenna and pay cable systems, in each case on a subscription, rental, pay-per-view, license, sale or any other basis.

    (m) "Non-Theatrical Exhibition": The distribution of the Program for screening directly before an audience by institutions not primarily engaged in the business of exhibiting Motion Pictures to the public, including educational, social and religious institutions, churches, businesses, industrial and civic organizations, hospitals, libraries, nursing homes, prisons, convents, orphanages, oil rigs and military installations, hotel and motel exhibition (not covered by Paragraph 2(h) above), and exhibition by airlines and ships wherever located, whether in 35mm, 16mm or 8mm gauge, or by means of a videocassette or videodisc not intended for Home Video Use.

    (n) "Pay-Per-View Exhibition": The exhibition of motion pictures with respect to which viewers are charged a separate fee for the reception of a single motion picture or program. Such separate fee shall not, in any way resemble a periodic, monthly, regular or ongoing Subscription Fee, and shall not be charged to viewers as a result of a "negative option" subscription (i.e., Book-of-the-Month Club). Pay-Per-View Exhibition shall include: (i) marketing, promotion and sales efforts, the object of which is to expand viewership or revenue of Pay-Per-View Exhibition, including but not limited to charging a single fee for the reception of several motion pictures or programs; and (ii) multiple exhibitions of any single motion picture or program during any 24 hour period for a single fee.

    (o) "Person": Any individual, corporation, partnership, joint venture, organization, agency or other business or governmental entity.

    (p) "Program": Shall mean the Program and any Sequel Programs acquired hereunder.

    (q) "Standard Television Exhibition": Any form of conventional, free, over-the-air television transmission by VHF or UHF television broadcast stations, station groups or networks, the video and audio portions of which are intended to be intelligibly received without charge by means of a standard, home, roof-top antenna or television set, self-contained antenna, or other similar means.

    (r) "Theatrical Exhibition": The exhibition of a Program in conventional or drive-in theatres open to the general public on a regularly scheduled basis where a fee is charged for admission to view the Program.

    (s) "Videocassette": All forms of Video Recordings other than Videodiscs whether now known or unknown where a prerecorded tape is contained in a cassette or magazine and when used in combination with or as part of a television-type playback system or device permits the motion picture embodied thereon to be perceived visually and heard.

    (t) "Video Recordings": All forms of videocassettes, videodiscs, videotape or any other prerecorded or computer generated and/or computer interactive video devices, now known or hereafter devised, designed to be used in conjunction with a reproduction apparatus which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver or any comparable device, now known or hereafter devised, viewed at the place of exhibition or origination and primarily intended for Home Video Use.

    (u) "Videodisc": All forms of Video Recordings manufactured on a disc.

    (v) "Licensed Languages": All languages of the World.

    (w) "Wholesale List Price": Shall mean the published distributor price. In countries or territories where there is no published distributor price, the Wholesale List Price shall be the published list price less the standard distributor discount. In territories or countries where there is no published distributor price and no standard distributor discount, it shall mean the published list price less the average distributor discount for the applicable territory or country computed on a quarterly accounting basis.


3. TERM: On a country-by-country basis, the term of this Agreement ("Term") shall commence on the date hereof and shall expire no earlier than ten (10) years following the Date of Initial Home Video Release.

4. TERRITORY: The Territory within which the Rights Granted (as defined in Paragraph 6 hereof) may be exercised is the entire World.

5.  HOLDBACKS:

    (a) Availability: The Program shall be available for exploitation by CBS/FOX immediately upon Delivery.

    (b) Television Exhibition Holdbacks: Grantor shall not nor shall Grantor authorize or permit any Person to broadcast, transmit, exhibit or otherwise exploit the Program by means of Standard or Non-Standard Television Exhibition as follows (the "Television Exhibition Holdback"):

        (i) Non-Standard Television Exhibition (including Pay-Per-View and Canal
        Plus): On a country-by-country basis, with respect to Non-Standard Television Exhibition, Grantor shall not authorize such exhibition of the Program until at least three (3) years following the Date of Initial Home Video Release (the "Non-Standard Television Exhibition Holdback").

        (ii) Standard Television Exhibition: On a country-by-country basis, with respect to Standard Television Exhibition, Grantor shall not authorize such exhibition of the Program until at least three (3) years following the Date of Initial Home Video Release (the "Standard Television Exhibition Holdback"); provided, however, that Grantor shall have the right to re-broadcast the Program on the NBC Television Network one (1) time only by no later than December 1995.


        (iii) The Non-Standard and Standard Television Exhibition Holdbacks shall be applicable to all promotional advertising related to the Program.


6. RIGHTS GRANTED: Subject only to Paragraph 6A below, Grantor hereby grants, sells, assigns and sets over during the Term and any extensions thereof and throughout the Territory, and CBS/FOX shall be vested with and own absolutely throughout the Territory, the sole and exclusive and irrevocable right, under copyright and otherwise, to exercise all rights of Home Video Distribution for all versions of the Program and its respective trailer thereof (including all "making of" programs produced in connection with the Program to the extent that such "making of" programs are under Grantor's ownership and/or control) in the Licensed Languages (collectively the "Rights Granted"). Notwithstanding anything to the contrary contained herein, Grantor expressly acknowledges and agrees that the Rights Granted shall include the sole and exclusive right to market and sell (or to designate other persons to market and sell) the Program in arenas where live performances of "The Nutcracker On Ice" are presented ("Arena Sales Rights"). It is the intent of the parties hereto that to the fullest extent permitted by law CBS/FOX acquire a present ownership interest in the Rights Granted in the Program.

    (a) Without limiting the generality of the foregoing Rights Granted, and in all cases subject to the terms and conditions of this Agreement, CBS/FOX shall have the right in connection with the marketing, distribution and exploitation of the Program to:

        (i) manufacture and distribute prints of the Program and Video Recordings thereof;

        (ii) publicize and advertise the Program and Video Recordings thereof in connection with the exercise of any of the Rights Granted; and

        (iii) license and authorize others to perform any or all of the foregoing on CBS/FOX's behalf upon such terms and conditions as CBS/FOX in its sole discretion may deem to be proper or expedient.

    (b) Without limiting the scope of the foregoing, the Rights Granted for the Program shall include the following rights:

        (i) Titles: To use the title or titles by which the Program is or may be known or identified in connection with CBS/FOX's exercise of the Rights Granted. CBS/FOX shall have the right to change the title of the Program, subject to Grantor's right of absolute approval.

        (ii) Versions: To make dubbed and subtitled versions of the Program in the Licensed Languages, including synchronized and superimposed versions for use in such parts of the Territory as CBS/FOX may deem advisable.

        (iii) Advertising and Publicity: To advertise, promote and publicize the Program and Licensed Video Recordings thereof in any and all media, and to prepare advertising and publicity materials or authorize others to do so, to such extent as CBS/FOX in its discretion may deem desirable; provided, however that CBS/FOX expressly acknowledges and agrees that Grantor shall have a right of consultation, but not approval, regarding CBS/FOX's marketing plans for the Program. Notwithstanding the foregoing, in connection with publicizing, advertising and promoting the Program, CBS/FOX agrees to submit all footage (including footage which is reproduced in print advertisements) and print advertisements to Grantor for prior review and clearance. CBS/FOX and its Licensees may prepare and/or use synopses and excerpts from the Program, use all characters, situations, objects, properties, wardrobes, designs, equipment and events depicted or described in the Program and use all pre-existing advertisements, publicity pieces and promotional materials, in whole or in part, respecting the Program. Subject to Grantor's prior approval, such approval not to be unreasonably delayed or withheld, CBS/FOX and its Licensees shall also have the right to use and exhibit Licensed Video Recordings and/or portions thereof in connection with advertising, promoting, publicizing and/or demonstrating Licensed Video Recording.

        (iv) Names and Likenesses: Subject to Grantor's approval, such approval not to be unreasonably delayed or withheld, to use, license, and authorize others to use the name, physical likeness and voice (and any simulation or reproduction thereof) of any Person rendering services in connection with the Program for the purpose of advertising, publicizing or exploiting the Program and Licensed Video Recordings thereof. CBS/FOX shall not use or authorize the use of the name, likeness, or voice of any Person connected with the Program to directly endorse any product or service.

        (v) Use of Name and Trademark: To use such names and trademarks of CBS/FOX and its Licensees as CBS/FOX and its Licensees may elect, in all packaging of Licensed Video Recordings, advertising and publicity relating to the Program or Licensed Video Recordings, and in such manner, position, form and substance as CBS/FOX or its Licensees may elect.

        (vi) Deleted Intentionally.

        (vii) Coupling: The right to include the Program, or any portion thereof, with other program material selected by CBS/FOX whether acquired under this Agreement or otherwise on any Video Recording, subject to Grantor's right of absolute approval.

        (viii) Stereophonic Soundtrack: If the Program is not available with a stereophonic soundtrack, the right to create a stereophonic soundtrack or to enhance or rechannel the soundtrack by any means to simulate stereo for use on Licensed Video Recordings.

        (ix) Promotional Material: To incorporate promotional material on Licensed Video Recordings, subject to Grantor's prior approval, such approval not to be unreasonably delayed or withheld.

        (x) Distribution and Exploitation: CBS/FOX shall have complete control of the distribution, exhibition, exploitation and other disposition of Licensed Video Recordings directly or by any Licensee, in accordance with such sales methods, plans, programs, policies, terms and conditions as CBS/FOX in its sole discretion may determine proper. The decision of CBS/FOX in all such manners shall be final and conclusive. CBS/FOX shall have the right to exploit Licensed Video Recordings as part of a package, by means of Direct Mail Distribution, on a free, bonus or no-charge basis, and/or as part of sales incentives or premium plans.

        (xi) Refrain From Distribution: CBS/FOX and its Licensees shall have the right to withhold or withdraw such Program from the Territory or any part thereof, and shall not be deemed thereby to have abandoned, relinquished or in any way prejudiced any of the Rights Granted for any portion of the Term; provided, however, that in the event that CBS/FOX withholds the Program from distribution for two (2) successive Christmas seasons, Grantor shall have the right to give CBS/FOX written notice in accordance with Paragraph 20 below that unless CBS/FOX returns the Program to distribution in the next succeeding Christmas season, the Rights Granted shall revert to Grantor.

        (xii) Alteration of Program: CBS/FOX shall have the right to cut, edit, change or add to, delete from or revise the Program for time compression, or to comply with censorship or other legal requirements and to edit the footage contained in the Program into different configurations for release in different countries of the Territory.

6A. RESERVED RIGHTS: Notwithstanding the foregoing, CBS/FOX acknowledges and agrees that Grantor shall have the limited non-exclusive right to make "off-air" telephone sales of Licensed Video Recordings of the Program to consumers in the United States through either:

    (a) On-air spots or tags either on the Broadcast or elsewhere in the NBC television programming schedule; or

    (b) On-air spots placed by Grantor or its designee, Laurel Canyon Productions, on other television broadcast or cable outlets.

In connection with Grantor's exercise of its non-exclusive "off-air" rights, Grantor shall purchase Licensed Video Recordings of the Program exclusively from CBS/FOX at a cost equal to U.S.$3.80 per unit. ("CBS/FOX Off-Air Revenue"). Grantor hereby expressly acknowledges and agrees that, notwithstanding anything to the contrary contained herein, all CBS/FOX Off-Air Revenues shall be royalty-free and shall be retained by CBS/FOX for its sole account in their entirety. Notwithstanding the foregoing, CBS/FOX acknowledges and agrees that:

    (i) Grantor has previously advised CBS/FOX that Grantor has previously purchased a quantity of Licensed Video Recordings of the Program from a source other than CBS/FOX and, as of the date hereof, has a remaining inventory of approximately Two Thousand (2000) of said Licensed Video Recordings (the "Remaining Inventory"); and

    (ii) Grantor shall have the right to dispose of said Remaining Inventory prior to purchasing Licensed Licensed Video Recordings from CBS/FOX in connection with this Paragraph 6A.

Notwithstanding the foregoing, in the event that Grantor offers the Program for sale to consumers at a retail price which is less than CBS/FOX's then-current suggested retail price for the Program, Grantor shall pay CBS/FOX its then-current standard wholesale price for all licensed Licensed Video Recordings of the Program Grantor purchases from CBS/FOX from that time forward.

7.  PROGRAM MARKETING:

    (a) In-Arena Marketing and Sales: In connection with CBS/FOX's Arena Sales Rights, Grantor hereby expressly acknowledges and agrees that in each arena where "The Nutcracker On Ice" is performed during the Term in the Territory, CBS/FOX shall receive at no cost:

        (i) an advertisement for the Program of no less than one (1) page in "The Nutcracker On Ice" printed programs sold or otherwise distributed in each arena; and

        (ii) appropriate signage and other promotional vehicles to advertise the availability for purchase of the Program in each Arena; and

        (iii) guaranteed access to arena concessionaires who shall sell the Program in the Arena.

    (b) Personal Appearances/Media: Grantor hereby expressly acknowledges and agrees that it is a material term of this Agreement that:

        (i) Oksana Baiul ("Baiul") will:

            (A) make no fewer than six (6) personal appearances in connection with CBS/FOX's sales launch of the Program during the period between August 1995 through November 1995 at locations to be selected by CBS/FOX. Subject to Baiul's reasonable professional availability, Grantor shall also make reasonable efforts to cause Baiul to appear at the V.S.D.A. video trade show to be held in Dallas, Texas in May 1995, as well to make as a reasonable number of additional personal appearances throughout the Term promote the sale of the Program; and

            (B) participate in ten (10) television broadcast appearances, ten
            (10) radio interviews and twenty (20) print interviews promoting the Program, as described more particularly in Schedule "D" annexed hereto and incorporated by reference herein.

        (ii) Viktor Petrenko ("Petrenko") will make no fewer than three (3) personal appearances in connection with CBS/FOX's sales launch of the Program during the period between August 1995 through November 1995 at locations to be selected by CBS/FOX as well as a reasonable number of additional personal appearances throughout the Term (subject to Petrenko's reasonable professional availability) to promote the sale of the Program.

    CBS/FOX expressly acknowledges and agrees that the personal appearances described herein shall be subject to the performers' reasonable professional availability; provided, however, that Grantor hereby acknowledges and agrees that Grantor shall make and cause Baiul and Petrenko to make all reasonable efforts to accommodate CBS/FOX's desired schedule of personal appearances; provided, however, that any failure to make such personal appearance(s) caused by the legitimate unavailability of Baiul or Petrenko shall not constitute a breach of this Agreement. Additionally, Grantor has advised to CBS/FOX that Baiul will make "autograph" appearances in each city in which "The Nutcracker On Ice" is performed and represented to CBS/FOX that CBS/FOX's video devices of the Program will be made available for purchase and autographing at all such appearances.

    (c) Cross-Promotional Opportunities: Grantor hereby expressly acknowledges and agrees that during the Term in the Territory CBS/FOX will have opportunities for cross-promotion (including, without limitation by use of "hang-tags") with all other "The Nutcracker On Ice" related merchandise and/or Oksana Baiul-related merchandise controlled by On Ice Productions. For promotional purposes, Grantor shall ensure that CBS/FOX shall have the right to buy all such merchandise on an "at cost" basis.

    (d) Performance Tickets: Grantor will provide to CBS/FOX free of charge no less than ten (10) tickets to each performance of all tours of "The Nutcracker on Ice" during the Term in the Territory.

    (e) Off-Air Merchandise Sales: CBS/FOX acknowledges and agrees that Licensed Video Recordings of the Program manufactured by CBS/FOX for sale in the United States and Canada shall include an on-screen card (the "Card") following the end credits directing viewers to a telephone number and/or address for the purchase of merchandise related to the Program. Grantor hereby acknowledges and agrees that:

        (i) Grantor shall have sole responsibility for fulfillment of all merchandise orders generated through the Card, including without limitation, with respect to the payment of all costs incurred in connection with the purchase and sale of the merchandise and fulfillment of merchandise orders ("Costs"); and

        (ii) In consideration of including the Card on Licensed Video Recordings of the Program, Grantor shall pay CBS/FOX Ten Percent (10%) of "Net Receipts" derived from merchandise sales. For purposes of this Agreement, "Net Receipts" shall equal gross receipts less Grantor's Costs. Grantor shall provide CBS/FOX with quarterly accounting statements during the Term showing gross receipts from merchandise sales and deductions therefrom and said accounting statements shall be accompanied by a check for Net Receipts due CBS/FOX, if any. Grantor acknowledges and agrees that CBS/FOX shall have a right to audit such accounting statements and all books and records relating thereto; provided, however, that: (A) CBS/FOX shall give Grantor at least thirty
        (30) days prior written notice with respect to any such audit; and (B) such right to audit shall be limited to a maximum of one (1) audit per calendar year of the Term.

8. SEQUEL RIGHTS/REMAKES: In the event that Grantor elects to produce any sequel programs to the Program ("Sequels") (e.g., any other story-on-ice presentations featuring any or all of the members of the cast), Grantor acknowledges and agrees that CBS/FOX shall have successive options ("Options") to acquire and distribute any and all Sequels under the terms and conditions set forth herein. In the event CBS/FOX notifies Grantor of its decision not to exercise any of said Options, CBS/FOX shall waive its right to future sequels. Notwithstanding anything to the contrary contained herein, in the event "The Nutcracker on Ice" is performed with different cast members in future years, Grantor shall not have the right to create home video versions thereof, except with the express prior written agreement of CBS/FOX.

9.  ADVANCE:

    (a) In consideration of the Rights Granted and Grantor's representations and warranties contained herein, and subject to Grantor's compliance with and performance of all material representations, warranties and agreements hereunder, including prompt Delivery of the Delivery Materials, CBS/FOX shall pay to Grantor as an Advance the amount of One Hundred Twenty-Five United States Dollars (U.S.$125,000). The Advance shall be payable as follows:

        (i) Fifty Thousand United States Dollars (U.S.$50,000) promptly following "Delivery" as defined in Paragraph 2(e) above; provided however, that execution of this Agreement shall not be a condition of the foregoing payment, the receipt of which is hereby acknowledged by Grantor; and

        (ii) Seventy-Five Thousand United States Dollars (U.S.$75,000) promptly following the Date of Initial Home Video Release in the Territory; provided, however, that CBS/FOX has received an executed copy of this Agreement.

    (b) CBS/FOX shall recoup such Advance from any royalties payable to Grantor under this Agreement.

10. ROYALTIES: In consideration of the Rights Granted and Grantor's representations and warranties hereunder, CBS/FOX agrees to pay to Grantor as a royalty an amount equal to the percentage indicated below (the "Royalty Rate") of the "Royalty Computation Base", as herein defined, for the sale and rental of Licensed Video Recordings ("Royalties").

    (a) Basic Royalty Rate: The "Basic Royalty Rate" for all Licensed Video Recordings sold or rented by CBS/FOX (with the express exception of Licensed Video Recordings sold to NBC (or any designee of NBC approved by CBS/FOX) in connection with the Reserved Rights pursuant to Paragraph 6A above) shall be Fifteen Percent (15%) of the Royalty Computation Base.

    (b) Reduced Royalty Rate: A reduced royalty rate ("Reduced Royalty Rate") shall apply to Licensed Video Recordings of the Program distributed by CBS/FOX in the following instances:

        (i) Following such time, if ever, that CBS/FOX has permanently reduced the suggested retail price for the Program to less than Fourteen Dollars and Ninety-Eight Cents (U.S. $14.98) (or its equivalent in local currency) per unit; and/or

        (ii) In connection with all sales of Licensed Video Recordings by CBS/FOX pursuant to a sponsorship or premium plan.

    (Licensed Video Recordings distributed by CBS/FOX pursuant to subparagraphs 10(b)(i) and (ii) above shall be referred to as "Reduced Royalty Rate Units"). The Reduced Royalty Rate shall be computed by reducing the Basic Royalty Rate by the same percentage by which the Wholesale List Price for such Reduced Royalty Rate Units has been reduced from the Wholesale List Price which was in effect on the date of initial home video release in the applicable country of the Territory.

    (c) Free, Bonus or Promotional Distribution: No Royalties shall be payable on Licensed Video Recordings distributed by CBS/FOX for promotional or sales incentive purposes, or in connection with marketing plans in connection with the Program.

    (d) Royalty Computation Base/Pro Ration:

        (i) Roya1ty Computation Base: The "Royalty Computation Base" with respect to the sale of Licensed Video Recordings in the Territory shall be the Wholesale List Price in effect in the country of sale or in the country of manufacture, as and when CBS/FOX is paid, for Licensed Video Recordings sold and not returned. With respect to Licensed Video Recordings sold at reduced prices, including Licensed Video Recordings to be used for premium or promotional incentive purposes, the Royalty Computation Base shall be the actual selling price to the customer. The Royalty Computation Base for the rental, sublicensing or Direct Mail Distribution of Licensed Video Recordings shall be the actual amount received by CBS/FOX for each such rental, sublicensing or Direct Mail Distribution. In each instance the Royalty Computation Base shall be reduced by any quantity or trade discounts, actual bad debt expenses, cooperative advertising returns for any reason, including defective or damaged Licensed Video Recordings, and any excise, sales, use, value-added, remittance, withholding and comparable or similar taxes actually paid or incurred by CBS/FOX with respect to Licensed Video Recordings and the per-unit cost of anti-piracy and anti-counterfeiting devices including any costs associated with membership in any anti-piracy organizations. Advances and guarantees received from Licensees shall be included in the Royalty Computation Base only if and when earned.

        (ii) Pro Ration: In any case in which the Program is included with other program material on a Licensed Video Recording as set forth in Paragraph 6(d)(vii) above, the Royalty Computation Base applicable to such Licensed Video Recording shall be computed by multiplying the otherwise applicable Royalty Computation Base by a fraction, the numerator of which shall be the running time of the Program and the denominator of which shall be the total running time (including the running time attributable to the Program) of the entire Licensed Video Recording.

11. STATEMENTS/PAYMENTS/FOREIGN CURRENCY:

    (a) Accounting Statements and Payments: Grantor hereby expressly directs CBS/FOX to render to NBC, on behalf of Grantor, an accounting statement ("Accounting Statement") on a quarter-annual basis within ninety (90) days of the end of each quarter showing in reasonable detail the number of Licensed Video Recordings shipped, the Wholesale List Price and Royalties owing, if any. Said Accounting Statement shall be mailed to Grantor, in care of NBC, at the address set forth in the heading of this Agreement or at any other address designated by Grantor pursuant to this or any other agreement between the parties hereto for receiving such Accounting Statements, and shall be accompanied by a check payable to NBC, on behalf of and in full discharge of CBS/FOX's obligations to Grantor, in U.S. Dollars for the amount, if any, of Royalties due to Grantor as reflected on the Accounting Statement. Notwithstanding the foregoing, Grantor expressly acknowledges and agrees that after three (3) years from the date of this Agreement no Accounting Statement need be rendered for periods in which no Royalties are payable to Grantor. Each period covered by an Accounting Statement is referred to as a "Statement Period". Accounting Statements rendered by CBS/FOX may be changed from time to time to give effect to year end adjustments, if any, and to items overlooked to correct errors, and for other purposes.

    (b) Foreign Currencies: CBS/FOX shall use best efforts to promptly remit to the United States and exchange into United States currency monies paid to CBS/FOX outside the United States and/or in currency other than United States Dollars ("Foreign Revenue"). Grantor shall be paid only after receipt by CBS/FOX in the United States in United States currency, less transmission and conversion costs at the same rate of exchange as of the time CBS/FOX sold such Licensed Video Recordings, after deduction of all applicable foreign taxes. Grantor agrees to be bound by whatever agreement CBS/FOX shall make for the conversion and remittance of Foreign Revenue and by whatever cost or rate of exchange is incurred. If CBS/FOX does not receive payment in United States currency and elects to accept payment in a foreign currency, or if any Foreign Revenue is frozen or unremittable by virtue of local law, then CBS/FOX may deposit to Grantor's account in a bank account designated by Grantor, at Grantor's expense, in the applicable country and in the currency thereof, that part of Foreign Revenue to which Grantor would be entitled if the funds were transmitted and paid in the United States in accordance with the terms hereof. Deposit in accordance with the foregoing provisions shall be deemed a fulfillment of CBS/FOX's obligation hereunder with respect to such amounts.

(c) Withholdings: There shall be deducted from any payments to or for the account of Grantor hereunder the amount of any tax or other withholding which, pursuant to the good-faith interpretation by CBS/FOX of applicable laws, is required to be made by CBS/FOX based upon, measured by, or resulting from payments to or for the account of Grantor (excluding income taxes or business taxes incurred by CBS/FOX). CBS/FOX shall not be liable to Grantor for the amount of such deductions. Grantor shall make and prosecute any and all claims which Grantor may have relating to such withholdings and/or tax deductions or credits in connection therewith.

(d) Overpayment/Offset: If CBS/FOX makes any overpayment to Grantor hereunder or if Grantor becomes indebted to CBS/FOX for any reason, Grantor shall pay to CBS/FOX such overpayment or indebtedness on demand, or at the election of CBS/FOX, CBS/FOX may deduct and retain an amount equal to any such overpayment or indebtedness from any sums that may become due or payable to or for the account of Grantor, or to any company owned by, owning, or under common ownership or control with Grantor.

12. AUDIT/INCONTESTABILITY

(a) Audit Rights: If Grantor requests in writing, CBS/FOX shall permit Grantor's designated representative to examine, audit and copy, at Grantor's sole cost and expense, those parts of CBS/FOX's books and records which relate to the Program and to Accounting Statements rendered to Grantor which have not become incontestable. Such examinations shall be made upon not less than thirty (30) days prior notice during reasonable business hours at such place where said books of account are maintained in such manner as not to interfere with CBS/FOX's normal business activities, and not more frequently than once each calendar year. A true copy of all reports made by Grantor's authorized representative shall be delivered to CBS/FOX at the same time as delivered to Grantor. Such right to examine is limited to the Program and under no circumstances shall Grantor or its authorized representative have the right to examine CBS/FOX's manufacturing records relating to CBS/FOX's business generally or with respect to any other motion picture or other programming exploited by CBS/FOX for purposes of comparison or otherwise.

(b)Incontestability: Grantor shall be deemed to have consented to all Accounting Statements rendered by CBS/FOX to Grantor and said Accounting Statements shall be conclusive and binding upon Grantor and not subject to any objection by Grantor for any reason unless Grantor objects in writing setting forth in detail the transactions or items to which Grantor objects and the basis for such objection, and delivers said written objections to CBS/FOX within twenty-four
(24) months from the date that the Accounting Statement in which the transaction or item is first reflected is rendered. Subject to fulfilling the conditions of the preceding sentence, no action, suit, or proceeding of any nature arising out of or in any way relating to any Accounting Statement or other accounting rendered by CBS/FOX hereunder may be maintained against CBS/FOX unless commenced in a court of competent jurisdiction within four (4) years after the date such Accounting Statement or other accounting is rendered. The CBS/FOX books of account and all supporting documentation need not be retained and may be destroyed upon the expiration of the twenty-four (24) month period described in this Paragraph 12.

13. GRANTOR'S DELIVERY OBLIGATIONS AND STANDARDS:

(a) Delivery Materials: On or about January 1, 1995, time being of the essence Grantor, shall deliver, at its sole expense, to CBS/FOX the following Delivery
Materials:

    (i) Schedule "B" Materials: The materials and items specified and described in Schedule "B" annexed hereto, at such place or places as designated by CBS/FOX. CBS/FOX hereby acknowledges receipt of the required Schedule "B" materials.

    (ii) Deleted Intentionally.

    (iii) Instrument of Transfer/Rights and Clearances Documentation: A duly executed Instrument of Transfer in the form annexed hereto as Schedule "C". Grantor shall also deliver promptly to CBS/FOX, upon Delivery and at any time during the Term, any other documentation of rights, clearances and permissions requested by CBS/FOX, that may in the good faith and reasonable opinion of CBS/FOX be necessary for CBS/FOX to exploit the Rights Granted hereunder.

    (iv) E & O Insurance: Copies of a Broadcasters Errors & Omissions Insurance Policy and/or a Certificate of Insurance as described more particularly in Paragraph 18 below.

In addition to the Delivery Materials enumerated in (i)-(iv) above, Grantor shall also provide CBS/FOX with a certificate of copyright registration with the United States Copyright Office, when such Certificate becomes available to Grantor.

(b) Incomplete Delivery: CBS/FOX shall have the right to inspect and examine all Delivery Materials. To the extent that any of the materials delivered hereunder, in the sole reasonable discretion of CBS/FOX, is incomplete or fails to meet the requirements and standards specified, CBS/FOX shall so notify Grantor, and Grantor shall immediately thereafter correct all such deficiencies by delivering to CBS/FOX the proper materials and items required. Acceptance by CBS/FOX of less than all of the Delivery Materials for the Program shall not be construed as a waiver by CBS/FOX of Grantor's obligation to deliver any material or item required hereunder. The cost of any material or item of delivery which is omitted by Grantor and is obtained by CBS/FOX from other sources may be set off against and deducted from the Advance by CBS/FOX and recouped by CBS/FOX from any Net Receipts due to Grantor hereunder.

(c) Credits: Grantor shall at all times indemnify and hold CBS/FOX and all other Persons described in Paragraph 17 harmless from and against any and all claims, actions and causes of action arising as a result of failure of Grantor to deliver, compliance by CBS/FOX with, or errors in the statement of credits required to be given to CBS/FOX pursuant to Schedule "B" in accordance with Paragraph 13(a)(i). CBS/FOX agrees to observe and abide by all of the credit requirements and restrictions enumerated in Schedule "B". No casual or inadvertent failure by CBS/FOX or any of its Licensees to comply with the statement of credits shall constitute a breach of this Agreement. Grantor shall not be entitled to assert any claim or cause of action of any kind against CBS/FOX because of the failure by CBS/FOX or any of its Licensees to comply with the statement of credits unless and until Grantor has given CBS/FOX written notice of such failure and CBS/FOX, after receipt of such written notice, fails to comply with such notice. In no event shall failure to comply with the statement of credits entitle Grantor to terminate this Agreement nor entitle Grantor to obtain rescission, restraint, injunction or other equitable relief of any kind.

(d) Costs: All costs incurred in connection with the creation and manufacture of Delivery Materials, and obtaining any certificate required hereunder, and insuring the Delivery Materials against loss, theft or damage, shall be borne by Grantor. If CBS/FOX requests that Grantor specially prepare any item that does not exist, and is not required to be delivered pursuant to Schedule "B", (for example, specially created advertising materials, or a stereo soundtrack), Grantor shall inform CBS/FOX of the estimated cost and time of preparing any such item. If CBS/FOX thereafter requests that such item be prepared and delivered by Grantor, CBS/FOX shall reimburse Grantor for the actual out-of-pocket costs of preparing such items, but not more than one hundred and ten percent (110%) of said estimated costs. Any such item so paid for by CBS/FOX shall be owned by CBS/FOX, but may only be used by CBS/FOX in accordance with the terms and provisions of this Agreement.

14. RIGHTS AND OBLIGATIONS UPON TERMINATION OF AGREEMENT:

(a) Cessation of Manufacture and Return of Materials: Upon termination of the Agreement, CBS/FOX shall cease manufacturing Licensed Video Recordings, and within thirty (30) days thereafter, CBS/FOX shall return to Grantor, at Grantor's expense, the Reproduction Masters and all advertising and promotional materials pertaining to the Program then in CBS/FOX's possession; or, at Grantor's election (by notice to CBS/FOX within such thirty (30) day period), CBS/FOX shall erase and/or destroy the foregoing materials furnish to Grantor an affidavit thereof signed by an authorized signatory of CBS/FOX.

(b) Sell-Off Period: For a period of six (6) months following the expiration of the Term or the termination of the Agreement, CBS/FOX shall have the non-exclusive right to sell and/or rent the inventory of Licensed Video Recordings remaining as of such expiration date (the "Sell-Off Period"). Upon the expiration of the Sell-Off Period, CBS/FOX shall at its election either erase or destroy its then remaining inventory of such Licensed Video Recordings and furnish to Grantor an affidavit thereof signed by an authorized signatory of CBS/FOX.

15. GRANTOR'S REPRESENTATIONS AND WARRANTIES; Grantor represents and warrants to CBS/FOX as follows:

    (a) Unrestricted Right to Grant: Grantor has the absolute and exclusive right to grant to and vest in CBS/FOX all the Rights Granted to CBS/FOX hereunder, and Grantor has not heretofore and will not during the Term sell, assign, license, grant, encumber or utilize the Program or Video Recordings thereof or any of the literary or musical properties used therein in any way that may affect or impair the Rights Granted.

    (b) No Prior Grant of Rights: None of the Rights Granted to CBS/FOX hereunder have heretofore been sold, assigned, licensed or granted to any third party in any country of the Territory by Grantor.

    (c) No Infringement: Neither the Program nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any of the Rights Granted, violates or infringes or will violate or infringe any trademark, tradename, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil right, property right, right of privacy, "moral right of authors" or any other right whatsoever, or is slanderous or libelous of any Person whatsoever.

    (d) Copyright

        (i) Valid Copyright: The copyrights in the Program and in all literary, dramatic and musical material upon the Program is based or which is contained in the Program will be valid and subsisting during the Term with respect to each country of the Territory. Grantor agrees to secure and register, or to cause others to secure and register all copyrights in the Program and in all related properties upon each thereof becoming eligible therefor.

        (ii) Protection of Copyright: Grantor shall cooperate with CBS/FOX to protect all copyrights pertaining to the Program from infringement by unauthorized parties and in particular, at the request of CBS/FOX, cooperate with CBS/FOX to take such action and engage in any such proceedings as may be reasonable to prevent any unauthorized use, reproduction, performance, exhibition or exploitation by third parties of the Program or any part thereof or the material on which the Program is based which may be in contravention of the Rights Granted to CBS/FOX. The rights of CBS/FOX under this subparagraph constitute a power coupled with an interest and are irrevocable.

    (e) Unrestricted Right to Exercise: CBS/FOX shall not be precluded from exercising any of the Rights Granted hereunder by reason of censorship, whether legally or commercially imposed, or by any other restrictions during the Term hereof in the Territory. On behalf of Grantor, at CBS/FOX's and Grantor's joint expense, CBS/FOX shall obtain any permits, certificates or other authorization required by any censorship board or other regulatory agency prior to Home Video Distribution of the Program in the Territory. Any actual expenses incurred hereunder shall be fully recouped from any Net Receipts payable to Grantor pursuant to this Agreement.

    (f) Music Rights: The performing rights to all musical compositions contained in the Program are: (i) controlled by a performing rights society or similar association representing the interests of composers, authors and music publishers in the Territory, (ii) in the public domain in the Territory, or (iii) controlled by Grantor to the extent required for the purposes of this Agreement and Grantor similarly controls or has licenses for and has obtained any necessary synchronization, mechanical and recording rights, at no cost or expense to CBS/FOX.

    (g) Authority: Grantor has the authority to enter this Agreement, and has taken all corporate and other action necessary to duly and validly authorize its signature and performance of this Agreement and the Rights Granted to CBS/FOX hereunder.

    (h) Litigation: There is no litigation, proceeding or claim pending or threatened against Grantor or other party which might materially adversely affect Grantor's rights in and to the Program, any copyrights pertaining thereto or the Rights Granted to CBS/FOX hereunder.

    (i) Rights Free and Clear: Grantor has the rights herein granted in and to all literary, musical and dramatic material contained in the Program, and the agreements and contracts with actors, directors, producers, writers and others rendering services or supplying materials for the production and exploitation of the Program does not and will not preclude the exploitation of the Program as provided in this Agreement.

    (j) Payments to Third Parties: Grantor is responsible for and shall indemnify and hold CBS/FOX harmless with respect to all third party obligations, including all talent costs, residuals and/or guild costs and music clearance fees of any kind or nature whatsoever, and footage costs and shall hold CBS/FOX harmless with respect to payments of same.

16. CBS/FOX REPRESENTATIONS OR WARRANTIES: CBS/FOX agrees to exercise the Rights Granted hereunder in accordance with its reasonable good faith business judgment and warrants and represents that it has the authority to enter this Agreement and has taken all corporate and other action necessary to duly and validly authorize its signature and performance of this Agreement and the Rights Granted to CBS/FOX hereunder. Grantor acknowledges and agrees that CBS/FOX makes no express or implied representation, warranty, or agreement as to the Royalties to be derived from the Program, the performance by any subdistributor or Licensee of any contract for the distribution or exploitation of the Program, or any minimum amount of monies to be expended in connection with the exercise of the Rights Granted provided that CBS/FOX and its Licensees have acted in good faith. Grantor acknowledges that the amount of Royalties which may be realized from the distribution and exploitation of the Program is speculative. Under no circumstances shall CBS/FOX be liable or responsible for any breach of contract or lack of good faith on the part of any of its Licensees. Grantor agrees that it will not make any claim or bring any action, suit, or proceeding against CBS/FOX, or any Licensee, whether in law or equity, based upon or arising from, in whole or in part, any claim that CBS/FOX or any Licensee has not properly distributed the Program or caused the Program to be properly distributed, or that better prices or terms could have been obtained or more business could have been done than was actually obtained or done by CBS/FOX or any Licensee.

17. INDEMNIFICATION: CBS/FOX and Grantor shall indemnify, defend and hold each other harmless against any and all liabilities, claims, demands, actions, costs (including reasonable attorney's fees), or damages, based upon, relating to, or arising out of a breach or failure of any of the covenants, agreements, obligations, representations or warranties undertaken by either hereunder. Upon notice of any such claim, demand or action being advanced or commenced, the party notified agrees to adjust, settle or defend the same at its cost.

18. E & O INSURANCE: Grantor shall maintain in force a Broadcaster's Errors and Omissions insurance policy (the "Policy") Insurance with limits of U.S.$5 Million naming CBS/FOX as an additional insured with a term of at least one (1) year commencing upon the date of initial home video release in the Territory; provided, however, that: (i) Grantor hereby acknowledges and agrees that said Policy shall be kept in full force and effect for at least the first three (3) years of the Term and that Grantor shall furnish CBS/FOX with copies of annual policy renewals; (ii) Grantor shall have the right to self-insure with respect to the terms and conditions customarily included in Producer's Errors and Omissions insurance policies; and (iii) CBS/FOX expressly acknowledges and agrees that the foregoing insurance is applicable to the Program in the form delivered to CBS/FOX.

19. TERMINATION: In the event that Grantor fails to fulfill the delivery requirements as set forth herein, or breaches, defaults or fails to perform any of its representations, warranties or agreements under this Agreement, CBS/FOX shall give Grantor written notice of such failure. If such failure has not been remedied within thirty (30) days, CBS/FOX shall have the right to terminate this Agreement.

20. NOTICES: Except as otherwise provided herein, all notices hereunder other than Accounting Statements must be in writing and given by personal delivery, regular mail or telegraph (prepaid), at the addresses set forth in the heading of this Agreement to the attention of the Vice President, Negotiations, or such other address or addresses as may be designated by the other party. Notices shall be deemed given when mailed or delivered to a telegraph office, except that notice of change of address shall be effective only from the date of its receipt. A copy of any notice to CBS/FOX shall be sent to CBS/FOX Video, a division of The CBS/FOX Company, 1330 Avenue of the Americas, New York, New York 10019, Attention: Senior Vice President and General Counsel.

21. ASSIGNMENT AND SUBLICENSING: In the event CBS/FOX is dissolved, CBS/FOX shall have the unrestricted right to assign or sublicense this Agreement, all or in part, to any party, including without limitation, to its subsidiaries or affiliates, to Twentieth Century Fox Film Corporation ("Fox") and/or CBS Inc. ("CBS") or their respective subsidiaries, affiliates or divisions, or to any successor entity or other party acquiring all or substantially all of the business or assets of CBS/FOX, Fox or CBS or into which any of the foregoing are merged or consolidated. CBS/FOX acknowledges and agrees that following Delivery, Grantor may assign this Agreement to its subsidiaries, affiliates or divisions or to any successor entity or other party acquiring all or substantially all of the business or assets of Grantor; provided, however, Grantor shall give CBS/FOX prior written notice of any such assignment.

22. APPLICABLE LAW, CHOICE OF FORUM AND SERVICE OF PROCESS: This agreement has been entered in the State of New York, and its validity, interpretation and effect shall be governed by the laws of the State of New York applicable to contracts executed and performed wholly therein. Any claim or controversy arising out of or relating to this Agreement shall be adjudicated in a court of competent jurisdiction in the City and County of New York, New York, and the parties hereby consent to the jurisdiction of such courts. Service of process in any action or proceeding arising out of or relating to this Agreement shall be deemed sufficient if given by registered or certified mail, pre-paid, at the addresses set forth in the heading of this Agreement, or such other address or addresses as may be designated by the other party. Service upon the Secretary of State of New York shall be accepted irrevocably as a valid service upon Grantor; and that the provisions of this Paragraph shall continue in force and effect so long as any liability remains outstanding against Grantor under this Agreement.

23. FURTHER DOCUMENTATION: Grantor shall execute or cause to be executed all further documents including trademark license agreements, as CBS/FOX may reasonably require to effectuate the purposes and intents of this Agreement.

24. OBJECTIONS: In any instance where a party has reasonable approval rights such approval rights must be exercised in writing, and must be sent so as to be received by the other party within ten (10) days from the date that such approval is first requested in writing. Any written notice denying a request for approval shall set forth the specific reasons therefor.

25. NO PARTNERSHIP OR JOINT VENTURE: Nothing herein contained shall in any way create any association, partnership, joint venture, or the relation of principal and agent between the parties hereto or be construed to evidence the intention of the parties to constitute such. Neither of the parties hereto shall hold itself out contrary to the terms of this provision, by advertising or otherwise. This Agreement is not for the benefit of any third party.

26. CREDITOR-DEBTOR RELATIONSHIP: Grantor expressly acknowledges the relationship between Grantor and CBS/FOX to be that of creditor and debtor with respect to the payment of any monies due Grantor hereunder. Nothing contained herein shall be construed to create a trust or specific fund as to Net Receipts or any other monies, or to prevent or preclude CBS/FOX from commingling any monies due Grantor with any other monies or to give Grantor a lien on Licensed Video Recordings or an assignment of the proceeds thereof.

27. WAIVER: A waiver by either party hereto of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

28. UNENFORCEABILITY: If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged in any proceeding to be void or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

29. ENTIRE AGREEMENT: This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be amended, modified or changed except by a written instrument duly signed by authorized officers of the parties hereto.

By signing in the space provided below, the parties hereto have agreed to all the terms and conditions of this Agreement.



CBS/FOX VIDEO, a division               NBC SPORTS, a division of NATIONAL
of THE CBS/FOX COMPANY                   BROADCASTING COMPANY, INC.




By: [signature illegible]               By:  [signature illegible]
   ________________________________        ________________________________

Title: President                        Title: Vice President
       ____________________________           ____________________________



ON ICE PRODUCTIONS, INC.




By:   [signature illegible]
   ________________________________

Title: President
       ____________________________